EXHIBIT 10.1
MIMEDX GROUP, INC.
2016 EQUITY AND CASH INCENTIVE PLAN

Amended and Restated through May 2, 2023

Form of Restricted Stock Unit Agreement

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of the ____________ 202_, between MiMedx Group, Inc. (the “Company”) and Participant Name (the “Participant”), is made pursuant and subject to the provisions of the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through May 2, 2023 (the “Plan”), a copy of which is attached hereto. Unless otherwise defined herein, all terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.Grant of Restricted Stock Units. Pursuant to the Plan, the Company, on ____________, 202_ (the “Date of Grant”), granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, this Restricted Stock Unit Award for ____________ Restricted Stock Units (“RSUs”). Each RSU represents the right to receive one share of common stock, par value $0.001 per share (the “Common Stock”), of the Company (a “Share”) subject to the terms of this Agreement. The RSUs will vest as set forth in Section 2 below. The RSUs will vest as set forth in Section 2 below and, upon vesting, will be settled as set forth in Section 3.

2.Vesting of the RSUs. Subject to earlier expiration, termination or vesting as provided herein, the RSUs will become vested and nonforfeitable as follows:

(a)Vesting. The RSUs will become vested and nonforfeitable on the third anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such date.

(b)Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control prior to the end of the applicable vesting period, any outstanding RSUs shall be treated in accordance with and governed by Section 14.05 of the Plan.

(c)Death and Disability. Additionally, if the Participant’s employment with the Company and its Affiliates is terminated on account of the Participant’s death or Disability prior to the end of the applicable vesting period, the RSUs shall become fully vested and nonforfeitable upon termination of the Participant’s employment with the Company and its Affiliates on account of the Participant’s death or Disability.

3.Settlement of RSUs.

(a)Timing and Amount. Except as otherwise required by applicable law or as set forth below or in the Plan, the Company shall cause one Share to be issued to the Participant for each vested RSU, with such Shares to be delivered to the Participant upon the applicable vesting date.

(b)Stock Holding Requirements. Notwithstanding any other provision of this Agreement, the Shares that are issued may not be sold, transferred or otherwise disposed of until the level of ownership provided in the Company’s Stock Ownership Guidelines is met, to the extent

EXHIBIT 10.1
applicable to the Participant. All Shares acquired hereunder (“net” shares acquired in case of any net exercise or withholding of shares) shall be subject to the terms and conditions of the Company’s Stock Ownership Guidelines, as they may be amended from time to time.

(c)Insider Trading Restrictions; Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to Participant’s country and the country or countries in which the Shares are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Common Stock or rights to shares of Common Stock, under the Plan during such times as Participant is considered to have “inside information” regarding the Company. Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.

4.Forfeiture of the Shares. RSUs that are not vested pursuant to Sections 2(a), (b) or (c) as of the date of termination of Participant’s employment by the Company and its Affiliates will be forfeited automatically at the close of business on that date (immediately upon notice of termination for Cause). In no event may the RSUs become vested, in whole or in part, after forfeiture pursuant to this Section 4.

5.Agreement to Terms of the Plan and this Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. All decisions and interpretations made by the Company or the Committee with regard to any question arising under this Agreement will be binding and conclusive on the Company and Participant and any other person who has any rights under this Agreement.

6.Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the Shares received upon vesting of the RSUs and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition. The Participant is solely responsible for determining the tax consequences of the Restricted Stock Unit Award and for satisfying the Participant’s tax obligations with respect to the Restricted Stock Unit Award (including, but not limited to, any income or excise tax as resulting from the application of Code Sections 409A or 4999 or related interest and penalties), and the Company and its Affiliates shall not be liable if this grant is subject to Code Sections 409A, 280G or 4999. The Company’s obligation to issue Shares is subject to the Participant’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to the Company. The Committee, to the extent applicable law permits, may allow the Participant to pay any such amounts as provided in the Plan.

7.Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

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8.Change in Common Stock. The RSUs are subject to adjustment as provided in Article XVI of the Plan.

9.Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Shares, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:    MiMedx Group, Inc.
    1775 West Oak Commons Ct. NE
    Marietta, Georgia 30062
    Attn: General Counsel

If to the Participant:    The most current address of record on file with the     Company.

10.Shareholder Rights; Dividend Equivalents. Except as provided below, Participant shall have no rights as a Shareholder of the Company with respect to shares underlying the RSUs unless and until Shares are delivered to Participant in respect of such RSUs upon vesting. The RSUs will be entitled to accrue Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying RSUs to which they relate, and which may not be paid until and unless the underlying RSUs have vested. Dividend Equivalents will accrue prior to the issuance of Shares with respect to the RSUs or their earlier forfeiture. Dividend Equivalents will be earned only for RSUs that are earned or deemed earned under this Agreement. With respect to RSUs that are not earned (because the applicable vesting restrictions do not lapse or otherwise), Dividend Equivalents that were accrued for those RSUs will be cancelled and forfeited along with the RSUs and underlying Shares, without payment therefor by the Company or any Affiliate. Dividend Equivalents will be paid at such time as the underlying RSUs to which they relate are paid.

11.No Right to Continued Employment or Service. Neither the Plan, the granting of the RSUs nor any other action taken pursuant to the Plan or this Agreement constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

12.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.Miscellaneous. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

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16.Section 409A. Notwithstanding any of the provisions of this Agreement, it is intended that the RSUs granted pursuant to this Agreement be exempt from Section 409A of the Code as short-term deferrals, pursuant to Treasury regulation §1.409A-1(b)(4), or otherwise comply with Section 409A of the Code. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that the RSUs are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code. For the avoidance of doubt, the provisions of this Agreement shall be construed and interpreted consistent with Article XXII of the Plan.

17.Non-transferability and non-alienation. The Participant shall not assign or transfer any RSUs while such RSUs remain forfeitable, other than by will or the laws of descent and distribution. No right or interest of Participant or any transferee in the RSUs or Shares subject to the RSUs shall be subject to any lien or any obligation or liability of the Participant or any transferee.

18.Compensation Recoupment Policy. This Restricted Stock Unit Award shall be subject to the Company’s Compensation Recoupment Policy, any similar policy that the Company may adopt and applicable law related to compensation recoupment.

19.Governing Law. This Agreement shall be governed by the governing laws applicable to the Plan.

[Signature Page to Follow]

EXHIBIT 10.1
IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed the Participant’s signature hereto.

COMPANY:
MIMEDX GROUP, INC.

___________________________________
    Name: Joseph H. Capper
    Title:    Chief Executive Office

ATTEST:

____________________________________
Name: William “Butch” Hulse
Title:     General Counsel and Chief Administrative Officer

PARTICIPANT:

[Participant’s Name]